EXHIBIT 4.2



                                                       Stock Escrow Agreement
 ----------------------------------------------------------------------------

 AGREEMENT AND INSTRUCTION of escrow made and entered in multiple parts this 23rd, October, 2003 by and between Integrated Performance Systems, Inc. (the "Seller"); and Morgan Watts & Associates Ltd., a Nevis corporation (the "Advisor"); and Scott Mayer, a private citizen of USA (the "Escrow Agent").

 WHEREAS, the Seller intends to sell in reliance on Regulation S, restricted common stock of Integrated Performance Systems, Inc., to certain purchasers who are not "U.S. Persons" as defined in Regulation S (the " Investors" or "purchasers") pursuant to stock purchase agreements.

 WHEREAS, pending the sale of shares of Integrated Performance Systems, Inc., the Advisor desires to deposit funds contributed by the Investors with an Escrow Agent and

 WHEREAS, the Seller intends to privately offer common stock of Integrated Performance Systems, Inc., (the "Shares") only to Investors, and only in full compliance with Regulation S, promulgated under the Securities Act of 1933, as amended ("Regulation S").

 WHEREAS, the Advisor has negotiated an arrangement with one or more Investors to introduce or arrange for the purchase of Shares in Integrated Performance Systems, Inc.

 WHEREAS, the Escrow Agent is willing to accept appointment as Escrow Agent for only the expressed duties, terms and conditions outlined herein.

 NOW, THEREFORE, in consideration of the premises and agreements set forth herein, the parties hereto agree as follows:

  1. Consideration. Each party hereto recognizes and agrees that this Escrow Agreement is fully supported by the consideration recited here in and, independently, by the mutual covenants and promises contained hereto.

  2. Purposes of Escrow and Description of Deposits. The purpose of this Escrow is to create a depository account for the receipt and safe keeping of Integrated Performance Systems, Inc., share certificates during the term of a Share Purchase Agreement between the Seller and the Investors.

     The Advisor shall cause the payment of the funds necessary to purchase the Shares and cause the delivery of such funds to the Escrow Agent by wire transfer. Escrow Agent shall deposit such funds in a firm escrow account until disbursements are made according to the terms of this Agreement.

     The Advisor shall provide any information necessary to identify the Investors, including, but not, limited to their legal names to be shown on all Share Certificates, their addresses for delivery of such, passport numbers and Country of issuance or other identification numbers as may be required by any transfer agent, and number of shares purchased. Escrow Agent shall remit to Seller an amount equal to thirty six percent (36%) of the offer price at the end of the business day prior to the trade date multiplied by the number of shares sold on such trade date. It is understood that any funds paid by the Investor for the Shares in excess of such thirty six percent (36%) of the offer price at the end of the business day i.e. 4:00 o'clock PM Eastern Standard Time in New York City, New York USA) prior to the trade date shall be paid by the Escrow Agent to the Advisor when such sales are settled. The "trade date" is the date the Advisor actually accepts an order for the purchase of all or a portion of the Shares from an Investor. Seller shall cause the Shares sold to be delivered to the Escrow Agent within two business days following receipt by Seller of notice from Escrow Agent of the amount of Shares sold, and the information described above pertaining to the Investors.


   COMPLIANCE WITH REGULATION S.

   The Shares shall not be sold to any person that is, or could be expected to be, a "U.S. Person" as such term defined in Regulation S, promulgated under the Securities Act of 1933, as amended ("Regulation S"). Advisor and Escrow Agent shall comply in all respects, with Regulation S, and Advisor will provide any and all required notices and information to each purchaser of Shares.

   Each purchaser of the Shares (Investor) must certify to Advisor that it is not a U.S. Person and is not acquiring the securities for the account or benefit of any U.S. Person. In addition, the purchaser of the Shares (Investor) must agree not to resell such Shares except in accordance and full compliance with the provisions of Regulation S (Rule 901 through Rule 905, and Preliminary Notes) pursuant to registration under the Securities Act, or pursuant to an available exemption from registrations; and must further agree not to engage in hedging transactions with regard to such securities. All parties including the Investor, acknowledge, and in the case of Investor, will be informed by Advisor, that any failure to comply with this restriction is a violation of United Slates federal securities laws.

   Advisor shall send a confirmation or other notice to the purchaser stating that the purchaser is subject to the restrictions on offers and sales set forth in Regulation S.

   Each certificate representing the Shares shall have the following legend, in addition to the standard Restricted Securities/Rule 144 Legend;

       "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE OFFERED AND SOLD IN RELIANCE UPON REGULATION S UNDER THE SECURITIES ACT OF 1933, AS
       AMENDED, AND MAY NOT BE OFFERED, SOLD OR TRANFERRED, DIRECTLY OR INDIRECILY, TO ANY "U.S. PERSON" AS DEFINED IN REGULATION S OR IN THE UNITED STATES OF AMERICA (INCLUDING ITS POSSESSIONS AND TERRITORIES) UNLESS THE SHARES ARE FIRST REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT IS AVAILABLE. HEDGING TRANSACTIONS INVOLVING IN ANY WAY THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED, DIRECTLY OR INDIRECTLY."

  3. Terms of Withdrawal and Close of Escrow. The Escrow Agent shall receive the Share Certificates from the Seller and shall hold the certificates until the Investors have completed payment to the Seller in accordance with the Stock Purchase Agreement. In no event shall the Escrow Agent transfer any shares of the Seller to the Investors without the
     Investors showing they have completed the Agreement and Seller confirming in writing (or by electronic mail) to Escrow Agent receipt of the proceeds of the sale of Shares.

     Upon receipt by the Escrow Agent of funds sufficient to consummate the sale and purchase of all or a portion of the Shares under the terms stated herein and upon receipt by the Escrow Agent of notice sufficient to the Escrow Agent of such funds having cleared Escrow Agents bank and being funds free, clear and available for payment by the Escrow Agent, Escrow Agent shall notify the Advisor and Seller, on a weekly basis, of the funds availability for uses in the consummation of a sale and purchase of all or a portion of the Shares. Escrow Agent shall maintain adequate records to ensure that each purchaser is properly credited with any amount remitted to Escrow Agent by such purchaser, and that such purchaser receives the proper number of shares purchased by such purchaser.

     Upon receipt by the Escrow Agent of notice of the funds availability the Escrow Agent shall give written notice by telefax or email to the Advisor of the number of shares to be purchased and the amount to be paid to the Advisor as stated above, the Advisor shall execute its agreement to such sale and purchase by way of a release letter. The Advisor agrees to return a copy of the executed release letter by telefax or email to the Escrow Agent.

     Upon receipt by the Escrow Agent of the telefaxed copy of the Release Agreement, the Escrow Agent shall either instruct Seller to deliver certificates, registered in the name of the individual purchasers, to the Escrow Agent for subsequent delivery to such purchases, or Escrow Agent is authorized to and agrees to send to the Integrated Performance Systems, Inc., Transfer Agent (currently American Registrar & Transfer Company) sufficient certificates of stock on hand and instructions sufficient to consummate the sale and purchase of the shares of stock to the ultimate Investor. The Escrow Agent shall forward to the Advisor that portion of the funds payable to the Advisor as defined above, net of costs and expenses for bank charges, mail charges, transfer agent fees or courier charges. Upon request from time to time, Escrow Agent shall reimburse Seller for any fees for issuance of certificates paid by Seller to the transfer agent. The Escrow Agent shall be entitled to pay such amount to the Advisor by wire transfer as soon as the Escrow Agent is reasonably able to go to Escrow Agents bank to execute the instructions to the bank for such wire transfer, subject to a minimum available escrow balance of $10,000.

     All moneys and funds contemplated in this Agreement shall be in United States Dollars.

  4. Duty and Liability of the Escrow Agent. The sole duty of the Escrow Agent, other than as herein specified, shall be to receive said funds and certificates and hold them subject to release, in accordance herewith, and the Escrow Agent shall be under no duty to determine whether the Seller and the Investors are complying with requirements of this Agreement in tendering to the Escrow Agent said proceeds of the sale of said Shares. The Escrow Agent may conclusively rely upon and shall be protected in acting upon any statement, certificate, notice, request, consent, order or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall have no duty or liability to verify any such statement, certificate, notice, request. consent order or other document and its sole responsibility shall be to act only as expressly set  forth  in this  Agreement.  The  Escrow Agent  shall  be  under  no obligation to institute or defend any action, suit or proceeding in connection with this Agreement unless first indemnified to its satisfaction. The Escrow Agent may consult counsel in respect of any question arising under this Agreement and the Escrow Agent shall not be liable for any action taken or omitted in good faith upon advice of such counsel.

  5. Escrow Agents Fee. The Escrow Agent shall be entitled to compensation of $100.00, due upon execution of this agreement which compensation shall be paid by the Seller. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow
     Agents services as contemplated by this Agreement however the Escrow Agent may also charge against Funds payable to the Advisor any necessary and reasonable costs such as, though not limited to certified mailings or any filing and service fees related to any Interpleader Action.

  6. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given (b) on the day of transmission if sent by facsimile to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, (c) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service, or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the party as follows:

     If to the Seller:

     C/O: 10501 FM 72O East
          Frisco, TX 75035, USA

     If to the Advisor:

     C/O: P.O. Box 556, Main Street
          Charlestown, Nevis

     If to the Escrow Agent:

     C/O: 450 1st Street East
          Sonoma, CA 95416, USA


 Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

  7. Indemnification of Escrow Agent. All parties hereby indemnifies and holds harmless the Escrow Agent from and against, any and all loss, liability, cost, damage and expense, including without limitation, reasonable counsel fees, which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent by the indemnifying party arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates unless such action, claim or proceeding is the result of the willful misconduct of the Escrow Agent.

  8. Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto,

  9. Governing Law,. Jurisdiction. This Agreement shall be construed, performed, and enforced in accordance with, and governed by, the internal laws of the State of California. USA without giving effect to the principles of conflicts of laws thereof.

 10. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

 11. Amendments: Waivers. This Agreement may be amended & modified, and any of the terms, covenants, representations, warranties, or conditions hereof may be waive, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

 12. Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the escrow contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such escrow.

 13. Headings. The section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

 14. Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original, but all of which shall constitute the same instrument.

 15. Resignation. Escrow Agent may resign upon 30 days advance written notice to. If a successor Escrow Agent is not appointed within the 30-day period following such notice, Escrow Agent may petition any court of competent jurisdiction to name a successor Escrow Agent.


 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first set forth above.


 Seller:

 /s/ D. Ronald Allen
 ------------------------------------
 By: D. Ron Allen
 Its: President


 Advisor:

 /s/ David Downes
 ------------------------------------
 By: David Downes
 Its: Attorney-In-Fact under Power of Attorney Escrow Agent:



 /s/ Scott Mayer
 ------------------------------------
 By: Scott Mayer